SCHEDULE 14A INFORMATION

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AMCAP Fund, Inc.
American Balanced Fund, Inc.
The American Funds Income Series
American Funds Money Market Fund
American Funds Short-Term Tax-Exempt Bond Fund
American Funds Target Date Retirement Series, Inc.
The American Funds Tax-Exempt Series I
The American Funds Tax-Exempt Series II
American High-Income Municipal Bond Fund, Inc.
American High-Income Trust
American Mutual Fund, Inc.
The Bond Fund of America, Inc.
Capital Income Builder, Inc.
Capital World Bond Fund, Inc.
Capital World Growth and Income Fund, Inc.
EuroPacific Growth Fund
Fundamental Investors, Inc.
The Growth Fund of America, Inc.
The Income Fund of America, Inc.
Intermediate Bond Fund of America
International Growth and Income Fund, Inc.
The Investment Company of America
Limited Term Tax-Exempt Bond Fund of America
The New Economy Fund
New Perspective Fund, Inc.
New World Fund, Inc.
Short-Term Bond Fund of America, Inc.
SMALLCAP World Fund, Inc.
The Tax-Exempt Bond Fund of America, Inc.
Washington Mutual Investors Fund, Inc.
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Material from the American Funds retail and retirement websites

Thoughts from American Funds on this historic proxy vote

Tim Armour, president of Capital Research and Management CompanySM, the investment adviser to the American Funds, discusses the reasons behind the current vote and the importance of casting your ballot.

[Video Transcript]

Hello, I’m Tim Armour, president of Capital Research and Management Company, the investment adviser to the American Funds. I’d like to take a moment and talk with you about the proxy materials that American Funds recently sent its shareholders.

Let me start by saying a little about why we’re holding this vote. I’ll also discuss the issues and why they’re important and I’ll close by explaining how you can vote.

We’re holding this vote in large part because shareholders need to elect members of the funds’ boards. And since we’re asking you to elect board members, we thought it made sense to ask you to approve some other proposals as well. We think the proposals will make the funds more flexible and efficient and may reduce some fund expenses in the future.

First, we’re asking shareholders to approve organizing all of the American Funds as Delaware statutory trusts.  The funds currently are organized under various state laws. We think that having them all organized in one state will be more efficient and could reduce fund expenses over time.

We’re also asking shareholders to approve changes that will modernize our funds’ fundamental investment policies. Most of the American Funds were organized back when individual states had rules about mutual funds’ investment policies. But now that the U.S. Securities and Exchange Commission regulates these policies, these state rules no longer apply. We can’t change our funds’ outdated state policies without shareholder approval, so we’re asking you to approve streamlining and modernizing the fundamental investment policies of the funds.

There are several other issues on the ballot as well, including approval of the legal agreements between the funds and Capital Research and Management Company.

I urge you to learn more about all the proposals using the resources on this website.

Your vote is very important and we’ve tried to make voting easy. You can vote via the Web, by phone or by mailing a paper ballot.

The most important thing, though, is simply to vote. And please be sure to vote for each fund you own. Remember, technically speaking, each fund is holding its own election. So, if you own more than one fund, you may have received more than one ballot.

And, if you have more than one account — say, a taxable retail account and an IRA — you’ll receive a ballot for each account.  We realize this could mean you’ll be casting a lot of votes. To simplify the process, you do have the option of checking a single box on each ballot to vote consistent with the recommendation of the fund board on every issue.

Finally, I want to ask you to vote early. In fact, if you haven’t voted, you may get a call urging you to cast your ballot. I apologize for any inconvenience, but we’re trying to be as efficient as possible. The longer the voting takes, the more it costs the funds — and the shareholders.

So, please remember to vote — and vote early. And if you have any questions, refer to the frequently asked questions on this website. Thank you for your time.

[End Video Transcript]

[Tab 1]: How can I vote?

Vote online now [links to www.proxy-direct.com/afs] (be sure to have your proxy mailing in hand).

Misplaced your proxy materials? Call 877/816-5331 to get a replacement ballot.

You can also vote your proxies in a number of other ways:

▪	by calling 800/337-3503 (available 24 hours a day)
▪	by completing and mailing the proxy ballots you received (please send in all the ballots included in the mailing)
▪
by attending a shareholder meeting on either October 27, 2009 (for The Investment Company of America®), or November 24, 2009 (for all other funds, including funds in the American Funds Insurance Series®), at 333 S. Hope St., Los Angeles, CA 90071

Have questions about your proxy materials? Get more information about how to vote.

[Tab 2]: What does the vote cover?

The proposals include:

▪	the reorganization of the funds into Delaware statutory trusts
▪	the election of directors for the funds
▪	exemptive relief from the Securities and Exchange Commission (SEC) and related matters
▪	the creation of a uniform set of fundamental investment policies
▪	the expansion of investment opportunities for The New Economy Fund® and the American Funds Insurance Series Global Discovery Fund
▪	shareholder proposals regarding divestiture for 16 of our funds

Download the complete proxy statement. Please note that the PDF is large, so you may experience delays in downloading it.

[Tab 3]: Why should I vote?

The proposals we’re asking you to review and approve will help increase investment flexibility, streamline the administration of the funds and, consequently, may reduce expenses associated with managing the funds.

It is very important that all shareholders cast their votes in order to have a sufficient number of votes at the shareholder meetings. If there are not enough votes for a quorum, the meetings will be adjourned and the solicitation of votes will continue. This will increase expenses to the fund.

[Tab 4]: When should I vote?

You will receive proxy materials between late August and mid-September.

Some mailings will include significant background on the proposals along with proxy ballots, while others will provide summaries. The number of shares you own will help determine the materials you receive.

We encourage you to vote as soon as you receive the materials. By voting early, you can help us avoid the expense of resending proxy materials.

In mid-September, if you have not yet voted, you may receive follow-up phone calls encouraging you to vote your proxies. You will be able to vote over the phone at that time.

Please note that these calls will come from a company helping to manage our proxy vote.

If there is not a quorum at the shareholder meetings on October 27, 2009 (for The Investment Company of America®), or November 24, 2009 (for all other funds, including the funds in the American Funds Insurance Series®), the meeting(s) will be adjourned while the solicitation of votes continues.

[Tab 5]: FAQ

Voting procedures

Ways to vote

Q: How do I vote?
A: Make sure you have your proxy materials in hand before voting. The way you vote depends on the type of account and funds you have.

If you have investments in the American Funds (with account information held by American Funds), you can vote:
•	online [links to: www.proxy-direct.com/afs]
•	by calling 800/337-3503 (available 24 hours)
•	by completing and mailing the proxy ballots you received (please send in all the ballots included in the mailing)
•	by attending a shareholder meeting on either October 27, 2009 (for The Investment Company of America®), or November 24, 2009 (for all other funds), at 333 S. Hope St., Los Angeles, CA 90071

If you have investments in American Funds through a brokerage account, you can vote:
•	online [links to: www.proxyvote.com]
•	by calling 800/454-8683 (available 24 hours)
•	by completing and mailing the proxy ballots or voting instruction forms you received (please send in all the ballots included in the mailing)
•	by attending a shareholder meeting on either October 27, 2009 (for The Investment Company of America), or November 24, 2009 (for all other funds), at 333 S. Hope St., Los Angeles, CA 90071

If you have investments in the American Funds Insurance Series (AFIS), you can vote:
•	online [links to: www.proxyweb.com]
•	by calling 888/221-0697 (available 24 hours)
•	by completing and mailing the proxy ballots or voting instruction forms you received (please send in all the ballots included in the mailing)
•	by attending a shareholder meeting on November 24, 2009, at 333 S. Hope St., Los Angeles, CA 90071

Q: If I have a joint tenant account, do both tenants need to vote?
A: Only one joint tenant needs to vote.

Q: Can I cast a vote for a family member who is not able to vote?
A: We cannot advise you to vote for a family member.

Q: Why is it important that I vote?
A: It is very important that all shareholders cast their votes in order to have a sufficient number of votes at the shareholder meetings. If there are not enough votes for a quorum, the meetings will be adjourned and the solicitation of votes will continue. This will increase expenses to the fund.

Proxy materials

Q: Why am I getting multiple envelopes in the mail?
A: You will receive a mailing for each separate account you have with American Funds. If you have an IRA and a retail account, for example, you will receive two mailings. If you have a variable annuity that offers an American Funds Insurance Series (AFIS) fund, you will receive a mailing for that contract as well.

Q: Why did I get a proxy statement and card from American Funds and another from my adviser’s firm?
A:  Some shareholders have accounts held directly with American Funds, in addition to accounts that may be held with your adviser’s firm. If American Funds has your account information, such as your name and address, we’ll send you proxy materials directly. If your adviser’s firm has the records, it will send you the materials. If you have more than one account, you may receive proxy materials from both American Funds and your adviser’s firm. Additionally, if you own a variable annuity that offers AFIS, you’ll receive a ballot from your insurance company. Please be sure to vote all of the ballots you receive. The way you vote may vary based on the type of account and funds you have.

Q: Why are there multiple ballots in the envelopes?
A: We can only fit four funds on a ballot. If you own more than four funds, you’ll receive more than one ballot.

Q: If I receive multiple ballots can I vote on just one?
A: Each ballot is for different funds, so you need to vote each ballot.

Q: Can I just vote to accept the Board of Trustees’ recommendation?
A: Yes. If you wish to accept the boards’ recommendations, you can check the box in the middle of the ballot, or indicate your preference when voting online. That one check is sufficient, so you do not need to check any other boxes. However, if you received multiple ballots, you must indicate your vote on each ballot. If you check the box in the middle of the page and another box, your vote will not be counted and will be returned to you.

Q: What happens if I lose my ballot?
A: You can call 800/421-0180 to obtain another ballot. You will have to provide your name, address and account number. If your accounts are held through a brokerage account or you are an AFIS contractholder, call 888/456-7152.

Q: How much will this vote cost?
A: We estimate the cost will be between $2.50 and $3.00 per account. The AFIS proxy vote will cost less.

Q: Why is the proxy statement so many pages?
A: To fully explain the proposals requires many pages. In addition, Securities and Exchange Commission (SEC) rules require that we include much of the information in the back of the proxy statement.

Q: Why did some shareholders get a full proxy statement and proxy ballot and others only got a notice?
A: In an effort to contain costs, we’re sending the full proxy statement and proxy cards to some shareholders and a proxy notice to others. Download the full proxy statement. All investors in AFIS funds, held in variable annuity contracts, received a full proxy statement.

Q: If I get one proxy statement and ballot from both American Funds and my adviser’s firm, do I have to vote both ballots?
A: Yes. Each proxy card is for a different account. If you received separate proxy cards from American Funds and your adviser’s firm, you have more than one account. You need to vote for each account.

Follow-up phone calls

Q: Why are you calling me at home?
A: We are calling to facilitate your voting. To achieve a quorum, at least half of the outstanding shares in a fund must vote. Thus, it is critical that as many shareholders as possible vote. Currently, we do not expect investors in AFIS funds, held in variable annuity contracts, to receive calls.

Q: Why did you give my information to a third party?
A: We hired two firms that specialize in helping shareholders vote proxies. We provided them with only enough information to complete their work as efficiently as possible. We limited the information we shared to protect your privacy. Our confidentiality agreement with them provides that your information may not be shared with any other third party.

Q: Who are Computershare Fund Services and D.F. King & Co.?
A: They are independent companies that specialize in assisting financial firms with shareholder meetings. American Funds hired these firms to contact shareholders and record their votes. Our confidentiality agreement with them provides that your information may not be shared with any other third party.

Q: Why have I received multiple phone calls?
A: We are calling shareholders who have not yet submitted all their votes. If, for example, you received two proxy cards and only voted one, you may get a call about the second card. Currently, we do not expect investors in AFIS funds to receive calls.

Voting deadlines and results

Q: When is the deadline for voting?
A: It is important that you cast your votes as early as possible. The sooner shareholders vote, the sooner we can discontinue calling shareholders to cast their votes and the greater the cost savings to the funds. The shareholder meetings will be October 27, 2009 (for The Investment Company of America), and November 24, 2009 (for all other funds, including funds in the American Funds Insurance Series). Conducting the proxy vote is an expense of the fund and the longer the voting takes, the more expensive it is.

Q: When will voting results be available?
A: The Investment Company of America’s annual meeting is scheduled for October 27, 2009. All the other meetings (including the meeting for the AFIS funds) are scheduled for November 24, 2009. If there is not a quorum, the meetings may be adjourned while we continue soliciting votes. We will make the results available as soon as possible after the outcomes are known.

Q: How will I be notified?
A: We will post the results of the votes on this website.

The proposals

Board recommendations

Q: Do the boards of the funds have a recommendation?
A: The board of each fund recommends that shareholders vote in favor of all management-initiated proposals. However, certain funds have a proposal submitted by some shareholders regarding investing in companies with ties to certain countries (such as Sudan). Each board recommends that shareholders of applicable funds vote “against” this proposal. The proxy statement contains more information about all of the proposals. Shareholders have not added any proposals to the AFIS ballot.

Q: Why is American Funds asking shareholders of all funds to vote on all of the proposals at the same time?
A: We believe that presenting all of the proposals to all shareholders at one time is the most cost-effective and least intrusive manner of addressing these issues because many of the funds have similar matters that require shareholder approval.

Q: Will investors in the American Funds Insurance Series (AFIS) also have a proxy vote?
A: Yes. Investors in AFIS funds, held in variable annuity contracts, will receive a proxy statement and voting instruction forms by mid-September from their insurance company asking for their vote.

Election of directors (proposal 1)

Shareholders are being asked to elect directors for the funds.

Q: What is the benefit of shareholders electing directors for the funds?
A: Electing members of the fund boards will result in more of the funds having common board members. This will allow more funds to hold board meetings at the same time, potentially reducing fund expenses.

Q: Why do shareholders have to vote for directors?
A: The law requires that two-thirds of a fund’s board be elected by shareholders. Over the years, as shareholder-elected board members have retired, some boards have declined to the two-thirds minimum. By electing all board members at this time, we expect that the funds will avoid having to go through the expense of holding shareholder elections for many years.

Delaware statutory trust (proposal 2)

Currently the funds are incorporated in three different states — Delaware, Massachusetts and Maryland — as either business trusts or corporations. This change to reorganize all the funds as Delaware statutory trusts means that all the funds will operate under a single, uniform set of organizational rules.

Q: How do shareholders benefit from the funds becoming Delaware statutory trusts?
A: We believe that this change will make the administration of the funds more efficient, thereby reducing expenses. In some cases, the change will directly save shareholders money. For example:

•
If The Investment Company of America becomes a Delaware statutory trust it will no longer be required to hold an annual shareholder meeting. Over the past two decades, fewer than 20 shareholders have ever attended any shareholder meeting, yet notifying investors of the meeting costs the fund more than $1 million annually.

•
Some funds must now seek shareholder approval for even minor changes to the funds’ charters. Changes that are in the shareholders’ best interest and could make a fund more efficient would no longer require a shareholder vote, which is very expensive.

Q: Does the change to a Delaware statutory trust reduce investors’ protection or increase their liabilities in any way?
A: No. Changing to a Delaware statutory trust does not lessen shareholder protections or increase their liabilities.

Fundamental investment policies (proposal 3)

Our goal is to have a uniform set of fundamental investment policies across all funds and eliminate overly restrictive policies that are no longer applicable. The SEC requires that a fund states in writing what its “fundamental investment policies” are on issues such as borrowing or purchasing real estate.

•	In 1996, a federal law gave the SEC exclusive authority to regulate mutual funds, preempting state laws.
•	Some of the funds’ fundamental investment policies that were adopted when the funds were established with the goal of meeting state laws are now outdated and overly restrictive.
•	A fund’s fundamental investment policies can’t be changed without a shareholder vote.

Q: How will shareholders benefit from changing the fundamental investment policies?
A: Eliminating some unnecessary and overly restrictive fundamental policies will increase the flexibility of Capital Research and Management CompanySM (CRMC), the funds’ investment adviser, to respond to market, industry, regulatory or technical changes. Shareholders will also benefit from a simplified system of compliance monitoring. It is more efficient and less time consuming, and thus less costly, to ensure compliance with a single set of investment policies.

Q: The proxy statement mentions borrowing money, purchasing real estate and making loans, among other fundamental policies. Will CRMC change its practices on any of these or the other issues mentioned?
A: No. We are proposing a standardized set of policies across all funds and the elimination of some policies that were required when the fund was launched but are now more restrictive than required by current regulations. CRMC does not currently intend to change the way the funds are managed. Any material change in the way a fund is managed would still need to be approved by the board of that fund.

For additional detail regarding the funds’ investment policies, please refer to the funds’ statement of additional information (i.e., Part B) available on the Prospectuses and Reports page.

For more information on the AFIS funds’ investment policies, please refer to the prospectuses and reports for Class 1 and Class 2 shares.

Q: Why is it important to standardize the fundamental investment policies?
A: We believe that adopting this slate of fundamental policies will give the funds more flexibility to quickly adapt to changing circumstances and market conditions and simplify compliance monitoring.

Exemptive relief from the Securities and Exchange Commission (SEC) and incorporating Capital World Investors (CWI) and Capital Research Global Investors (CRGI) (proposals 4, 5 and 6)

CRMC and the funds are seeking exemptive relief (i.e., special permission) from the SEC that will allow CRMC to incorporate its two investment divisions — CWI and CRGI. CRMC will remain the investment adviser to the funds. CWI and/or CRGI will be subsidiary advisers and handle the day-to-day investment management responsibilities for the funds, just as they do today.

Q: How do shareholders benefit if CWI and CRGI are incorporated?
A: Today, some regulators outside the United States do not recognize CWI and CRGI as independent entities. If they are legal corporations and subsidiaries of CRMC, regulators in certain countries may treat them as separate investment entities, giving the funds more investment flexibility.

Q: How do shareholders benefit if the exemptive relief from the SEC is granted?
A: While the fund’s board would have to approve CRMC changing a fund’s subsidiary adviser, shareholders would avoid the cost of an expensive shareholder vote to approve such an action.

Q: Why are shareholders being asked to approve a new advisory agreement?
A: The new advisory agreement allows CRMC to engage CWI and CRGI as subsidiary advisers to manage the funds. This approval will be necessary once CWI and CRGI are incorporated. In addition, the current advisory agreements vary somewhat from fund to fund. Adopting the new advisory agreement will create greater standardization of agreements across the funds.

Q: Can CRMC appoint any firm as a subsidiary adviser?
A: If the exemptive order is granted, CRMC will only be able to appoint affiliates that are wholly-owned or majority-owned by CRMC or its parent, The Capital Group Companies.

The New Economy Fund and American Funds Insurance Series Global Discovery Fund (proposal 7)

The New Economy Fund (NEF) was formed in 1983 to take advantage of opportunities presented by the “new economy,” defined primarily as service and information industries. (AFIS Global Discovery Fund was formed in 2001 and has substantially similar investment policies as NEF.) The proposed change allows the funds’ managers to invest in any company that participates in the “new economy” — companies that can benefit from innovation, exploit new technologies or provide products and services that meet the demands of an evolving global economy — regardless of industry classification.

Q: How do shareholders of the funds benefit from expanding the funds’ investment universe?
A: With a broader investment universe, the funds’ investment professionals will be able to pursue investment opportunities in a wider range of industries.

Q: Will expanding the funds’ investment universe change the way they are managed?
A: No, this will not change the way NEF or AFIS Global Discovery Fund is managed. It will give the funds’ investment professionals more flexibility by allowing investments in a larger universe of companies.

Q: Will the funds invest more outside the United States after this change?
A: No. NEF may continue to invest up to 45% of its assets outside the United States. AFIS Global Discovery Fund may continue to invest a majority of its assets in the U.S.

Q: What types of companies will be eligible to be in included in the funds’ portfolios?
A: Companies that introduce cutting-edge technology or embrace innovation now will be eligible regardless of their industry classification. In the past, unless a company was classified as being in the service or information industry, they probably would not be eligible.

Q: Are you seeking approval for this change to help improve the results of NEF or Global Discovery Fund?
A: No. The proposed change simply reflects changes in the global economy.

Shareholder proposal regarding divestiture (proposal 8)

Shareholders have submitted a proposal requesting certain funds’ boards to consider instituting a policy to prevent the fund from holding investments in companies that “contribute to genocide or crimes against humanity.” This issue is not on the AFIS ballots.

Q: Why am I being asked to vote on a proposal submitted by a shareholder?
A:  We are required to include requests from shareholders for a nonbinding vote.

Q: What is a “nonbinding” resolution?
A: If the shareholder resolution passes, the board of the fund must consider, but is not required to adopt, the proposal.

Q: Do the Boards of Directors recommend shareholders support the proposal?
A: No. CRMC and the fund boards believe that CRMC's existing policy is preferable to that recommended by the shareholder proposal. Any human rights issues that may affect companies are considered by our investment professionals as part of the investment management process. This approach is consistent with the stated investment objectives and policies of the funds. We believe considering these issues on a company-by-company basis and as part of the investment management process is preferable to having the fund boards make these decisions.